Prospectus Supplement Filed Pursuant to Rule 424(b)(3)
Registration No. 333-193577

PROSPECTUS SUPPLEMENT NO. 9

DATED JULY 20, 2015

(To Prospectus Declared Effective on February 28, 2014

and Dated March 21, 2014)

OXBRIDGE RE HOLDINGS LIMITED

Maximum of 4,884,650 Units

Minimum of 1,700,000 Units

Each Unit Consisting of One Ordinary Share and One Warrant

This Prospectus Supplement No. 9 supplements information contained in, and should be read in conjunction with, that certain Prospectus, dated March 21, 2014, of Oxbridge Re Holdings Limited, as supplemented by that certain Prospectus Supplement No. 1 through No. 8 thereto, relating to the offer and sale by us of up to 4,884,650 units, each unit consisting of one ordinary share and one warrant. This Prospectus Supplement No. 9 is not complete without, and may not be delivered or used except in connection with, the original Prospectus and Supplement No. 1 through No. 8 thereto.

This Prospectus Supplement No. 9 includes the following document, as filed by us with the Securities and Exchange Commission:

•	The attached Definitive Proxy Statement on Schedule 14A of Oxbridge Re Holdings Limited, as filed with the Securities and Exchange Commission on July 20, 2015.

Our units began trading on the Nasdaq Capital Market under the symbol “OXBRU.” When the units were split into their component parts, the units ceased trading and our ordinary shares and warrants began trading separately on the Nasdaq Capital Market under the symbols “OXBR” and “OXBRW” respectively.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this Prospectus Supplement No. 9 (or the original Prospectus or Supplement No. 1 through No. 8 thereto) is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 9 is July 20, 2015.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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OXBRIDGE RE HOLDINGS LIMITED

(Name of Registrant as Specified In Its Charter)

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OXBRIDGE RE HOLDINGS LIMITED

Strathvale House, 2nd Floor

90 North Church Street

P.O. Box 469

Grand Cayman, KY1-9006

Cayman Islands

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON AUGUST 7, 2015

Notice is hereby given that the Annual General Meeting of Shareholders (the “Meeting”) of Oxbridge Re Holdings Limited (the “Company”) will be held at the Company’s office, Strathvale House, 2nd Floor, 90 North Church Street, George Town, Cayman Islands on Friday, August 7, 2015, at 3:30 p.m. (local time), for the following purposes:

1.	To consider and vote upon a proposal to elect six directors to serve on the Board of Directors of the Company until the Annual General Meeting of Shareholders of the Company in 2016; and

2.	To consider and vote upon a proposal to ratify the appointment of Hacker, Johnson & Smith, P.A., as the independent auditors of the Company for the fiscal year ending December 31, 2015.

Information concerning the matters to be acted upon at the Meeting is set forth in the accompanying Proxy Statement.

Only shareholders of record, as shown by the transfer books of the Company, at the close of business on June 30, 2015, will be entitled to notice of, and to vote at, the Meeting or any adjournments or postponements thereof. Whether or not you plan to attend the Meeting, we hope you will vote as soon as possible. Voting your proxy will ensure your representation at the Meeting. We urge you to carefully review the proxy materials and to vote FOR the election of each director nominee named in Proposal 1 and FOR Proposal 2.

By Order of the Board of Directors,

Sanjay Madhu
Chief Executive Officer
July 16, 2015
Grand Cayman, Cayman Islands

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SHAREHOLDER MEETING TO BE HELD ON AUGUST 7, 2015:

To access our Proxy Statement and our Annual Report to Shareholders,

please visit www.oxbridgere.com/2015AGM

OXBRIDGE RE HOLDINGS LIMITED

Strathvale House, 2nd Floor

90 North Church Street

P.O. Box 469

Grand Cayman, KY1-9006

Cayman Islands

PROXY STATEMENT

ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON AUGUST 7, 2015

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Oxbridge Re Holdings Limited (the “Company”) of proxies for use at the Annual General Meeting of Shareholders of the Company (the “Meeting”) to be held at the Company’s office, Strathvale House, 2nd Floor, 90 North Church Street, George Town, Cayman Islands on Friday, August 7, 2015 at 3:30 p.m. (local time), and at any and all adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual General Meeting of Shareholders. The Company’s Annual Report to Shareholders is included with this Proxy Statement for informational purposes and not as a means of soliciting your proxy.

This Proxy Statement and the accompanying proxy card and Notice of Annual General Meeting of Shareholders are expected to be provided to shareholders on or about July 16, 2015.

Matters to be Voted Upon at the Meeting

You are being asked to consider and vote upon the following proposals:

1.	To elect six directors to serve on the Board of Directors of the Company until the Annual General Meeting of Shareholders of the Company in 2016 (“Proposal One”); and

2.	To ratify the appointment of Hacker, Johnson & Smith, P.A., as the independent auditors of the Company for the fiscal year ending December 31, 2015 (“Proposal Two”).

Voting Procedures

As a shareholder of the Company, you have a right to vote on certain matters affecting the Company. The proposals that will be presented at the Meeting and upon which you are being asked to vote are discussed above. Each ordinary share of the Company you owned as of the record date, June 30, 2015, entitles you to one vote on each proposal presented at the Meeting, subject to certain provisions of our Second Amended and Restated Memorandum and Articles of Association (our “Articles”), as described below under “Voting Securities and Vote Required.”

Methods of Voting

You may vote by mail, by telephone, over the Internet, or in person at the Meeting.

Voting by Mail. You may vote by signing the proxy card and returning it in the prepaid and addressed envelope enclosed with the proxy materials. If you vote by mail, we encourage you to sign and return the proxy card even if you plan to attend the Meeting so that your shares will be voted if you are unable to attend the Meeting.

Voting by Telephone. To vote by telephone, please follow the instructions included on your proxy card. If you vote by telephone, you do not need to complete and mail a proxy card. Telephone voting is available through 11:59 p.m. (local time) on August 6, 2015, the day prior to the Meeting day.

Voting over the Internet. To vote over the Internet, please follow the instructions included on your proxy card. If you vote over the Internet, you do not need to complete and mail a proxy card. Internet voting is available through 11:59 p.m. (local time) on August 6, 2015, the day prior to the Meeting day.

Voting in Person at the Meeting. If you attend the Meeting and plan to vote in person, we will provide you with a ballot at the Meeting. If your shares are registered directly in your name, you are considered the shareholder of record and you have the right to vote in person at the Meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote at the Meeting, you will need to bring to the Meeting a legal proxy from your broker or other nominee authorizing you to vote those shares.

VOTING SECURITIES AND VOTE REQUIRED

As of June 30, 2015, the record date for the determination of persons entitled to receive notice of, and to vote at, the Meeting (the “Record Date”), 6,060,000 ordinary shares were issued and outstanding. The ordinary shares are our only class of equity securities outstanding and entitled to vote at the Meeting.

Subject to the provisions of the Articles, each ordinary share is entitled to one vote per share. However, under the Articles, the Board of Directors of the Company (our “Board”) shall reduce the voting power of any holder that holds 9.9% or more of the total issued and outstanding ordinary shares (such person, a “9.9% Shareholder”) to the extent necessary such that the holder ceases to be a 9.9% Shareholder. In connection with this reduction, the voting power of the other shareholders of the Company may be adjusted pursuant to the terms of the Articles. Accordingly, certain holders of ordinary shares may be entitled to more than one vote per share subject to the 9.9% restriction in the event that our Board is required to make an adjustment on the voting power of any 9.9% Shareholder.

Voting Reduction

The applicability of the voting power reduction provisions to any particular shareholder depends on facts and circumstances that may be known only to the shareholder or related persons. Accordingly, we request that any holder of ordinary shares with reason to believe that it is a 9.9% Shareholder, contact us promptly so that we may determine whether the voting power of such holder’s ordinary shares should be reduced. By submitting a proxy, a holder of ordinary shares will be deemed to have confirmed that, to its knowledge, it is not, and is not acting on behalf of, a 9.9% Shareholder. The directors of the Company are empowered to require any shareholder to provide information as to that shareholder’s beneficial ownership of ordinary shares, the names of persons having beneficial ownership of the shareholder’s ordinary shares, relationships with other shareholders or any other facts the directors may consider relevant to the determination of the number of ordinary shares attributable to any person. The directors may disregard the votes attached to ordinary shares of any holder who fails to respond to such a request or who, in their judgment, submits incomplete or inaccurate information. The directors retain certain discretion to make such final adjustments that they consider fair and reasonable in all the circumstances as to the aggregate number of votes attaching to the ordinary shares of any shareholder to ensure that no person shall be a 9.9% Shareholder at any time.

Quorum; Vote Required

The attendance of two or more persons representing, in person or by proxy, more than 50% in par value of the issued and outstanding ordinary shares as of the Record Date, is necessary to constitute a quorum at the Meeting.

Proposal One and Proposal Two: Assuming that a quorum is present, the affirmative vote of the holders of a simple majority of the issued and outstanding ordinary shares voted at the Meeting is required for approval of each of Proposal One and Proposal Two.

With regard to any proposal or director nominee, votes may be cast in favor of or against such proposal or director nominee or a shareholder may abstain from voting on such proposal or director nominee. Abstentions will be excluded entirely from the vote and will have no effect except that abstentions and “broker non-votes” will be counted toward determining the presence of a quorum for the transaction of business. Generally, broker non-votes occur when ordinary shares held by a broker for a beneficial owner are not voted on a particular proposal because the broker has not received voting instructions from the beneficial owner, and the broker does not have discretionary authority to vote on a particular proposal.

Recommendation

Our Board recommends that the shareholders take the following actions at the Meeting:

1.	Proposal One: to vote FOR the election of each of the six director nominees to serve on the Board of the Company until the Annual General Meeting of Shareholders of the Company in 2016; and

2.	Proposal Two: to vote FOR the ratification of the appointment of Hacker, Johnson & Smith, P.A., as the independent auditors of the Company for the fiscal year ending December 31, 2015.

SOLICITATION AND REVOCATION

Proxies must be received by us by 11:59 p.m. (local time) on August 6, 2015, the day prior to the Meeting day. A shareholder may revoke his or her proxy at any time up to one hour prior to the commencement of the Meeting.

To do this, you must:

•	enter a new vote by telephone, over the Internet or by signing and returning another proxy card at a later date;

•	file a written revocation with the Secretary of the Company at our address set forth above;

•	file a duly executed proxy bearing a later date; or

•	appear in person at the Meeting and vote in person.

A shareholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the shareholder’s previous proxy. If your ordinary shares are held in street name, you must contact your broker, dealer, commercial bank, trust company or other nominee to revoke your proxy.

The individuals designated as proxies in the proxy card are officers of the Company.

All ordinary shares represented by properly executed proxies that are returned, and not revoked, will be voted in accordance with the instructions, if any, given thereon. If no instructions are provided in an executed proxy, it will be voted FOR the election of each director nominee named in Proposal One and FOR Proposal Two, and in accordance with the proxy holder’s best judgment as to any other business that may properly come before the Meeting. If a shareholder appoints a person other than the persons named in the enclosed form of proxy to represent him or her, such person should vote the shares in respect of which he or she is appointed proxy holder in accordance with the directions of the shareholder appointing him or her.

PROPOSAL ONE

ELECTION OF DIRECTORS OF THE COMPANY

Our Articles currently provide that our Board shall consist of six directors (exclusive of alternate directors). We currently have six directors serving on our Board, and our Board has nominated those six directors – Paresh Patel, Sanjay Madhu, Krishna Persaud, Ray Cabillot, Allan Martin, and Mayur Patel – for re-election as directors to serve until the Annual General Meeting of Shareholders of the Company in 2016.

Our Board has no reason to believe that any of these director nominees will not continue to be a candidate or will not be able to serve as a director of the Company if elected. In the event that any nominee is unable to serve as a director, the proxy holders named in the accompanying proxy have advised that they will vote for the election of such substitute or additional nominee(s) as our Board may propose. Our Board unanimously recommends that you vote FOR the election of each of the nominees.

Director Nominees

Each of the director nominees is currently serving as a director of the Company and is standing for re-election. Unless otherwise directed, the persons named in the proxy intend to vote all proxies FOR the election of each of the following director nominees:

Name	Age	Position	Director Since

Paresh Patel	52	Chairman of the Board of Directors	2013

Sanjay Madhu(3)	48	Chief Executive Officer, President and Director	2013

Krishna Persaud(2)(4)	53	Director	2013

Ray Cabillot(1)(3)(4)	52	Director	2013

Allan Martin(1)(2)(4)	50	Director	2013

Mayur Patel, M.D.(1)(2)(3)	59	Director	2013

(1)	Member of Audit Committee.
(2)	Member of Compensation Committee.
(3)	Member of Underwriting Committee.
(4)	Member of Nominating and Corporate Governance Committee.

The nominees have consented to serve as directors of the Company if elected.

Set forth below is biographical information concerning each nominee for election as a director of the Company, including a discussion of such nominee’s particular experience, qualifications, attributes or skills that led our Nominating and Corporate Governance Committee and our Board to conclude that the nominee should serve as a director of our Company.

Paresh Patel. Mr. Patel has been the Chairman of the Board of our Company during most of the period since April 2013. Mr. Patel is also the Chief Executive Officer (since 2011) and a founder of HCI Group, Inc., a publicly traded holding company owning subsidiaries primarily engaged in the property and casualty insurance business. He has been a director of HCI Group, Inc. since its inception and has served as the Chairman of the board of directors of HCI Group, Inc. since May 2007. From 2011 to 2012, Mr. Patel also served as President of HCI Group, Inc.’s insurance subsidiary, Homeowners Choice Property & Casualty Insurance Company, Inc., which provides property and casualty homeowners’ insurance, condominium-owners’ insurance, and tenants’ insurance to individuals owning property in Florida. Since 2011, Mr. Patel has served as Chairman of the board of First Home Bancorp, Inc., a bank holding company in Seminole, Florida. He is a founder of NorthStar Bank, a community bank in Tampa, Florida, and from 2006 to 2010, served on the board of directors of the bank and its parent company, NorthStar Holding Company. Mr. Patel’s analytical and technology skills were developed through experience with international financial, telecommunications and consulting positions. As a private investor from 2000 to 2006, Mr. Patel used statistical and probability techniques to develop and implement a system for managing money as a business to generate cash flow. Prior to that, Mr. Patel was director of customer care and billing with Global Crossing from 1998 to 2000. In that position, Mr. Patel defined business processes and systems, hired and trained department staff and led the merger of the customer care and billing systems with those of the company’s acquisitions. Mr. Patel received his bachelor’s and master’s degrees in Electronic Engineering from Cambridge University, England.

Mr. Patel brings considerable experience in business, management, systems and technology to our Board.

Sanjay Madhu. Mr. Madhu has served as our Chief Executive Officer and President, and as a director of our Company, since April 2013. Mr. Madhu has also served, since April 2013, as a director and the Chief Executive Officer and President of our reinsurance subsidiary, Oxbridge Reinsurance Limited. Mr. Madhu has also been a director of HCI Group, Inc., a publicly traded holding company owning subsidiaries primarily engaged in the property and casualty insurance business, since May 2007. He also served as the President of Greenleaf Capital, the real estate division of HCI Group, Inc., from June 2011 through June 2013 and as Vice President of Investor Relations for HCI Group, Inc. from February 2008 through June 2013. Mr. Madhu also served as Vice President of Marketing for HCI Group, Inc. from 2008 to 2011. In his various positions at HCI Group, Inc., Mr. Madhu’s responsibilities included marketing, investor relations and management and oversight of HCI Group’s real estate division. He has also been a director of HCI Group’s wholly owned subsidiary, Claddaugh Casualty Insurance Company Ltd. Bermuda, since July 2010. From August 2013 to April 2014, Mr. Madhu has served on the board of directors of First Home Bancorp, Inc., a bank holding company in Seminole, Florida. Mr. Madhu also served on the board of directors of Wheeler Real Estate Investment Trust, Inc., a publicly held real estate investment trust, from 2012 to June 2014. As an owner and manager of commercial properties, Mr. Madhu has been President of 5th Avenue Group LC, a real estate management company, since 2002 and was President of Forrest Terrace LC, a real estate management company, from 1999 until 2010. In addition, Mr. Madhu is an investor in banking and health maintenance organizations. He was also President of The Mortgage Corporation Network (correspondent lenders) from 1996 to 2011. Prior to that, Mr. Madhu was Vice President, mortgage division, at First Trust Mortgage & Finance, from 1994 to 1996; Vice President, residential first mortgage division, at Continental Management Associates Limited, Inc., from 1993 to 1994; and President, S&S Development, Inc. from 1991 to 1993. He attended Northwest Missouri State University, where he studied marketing and management.

Mr. Madhu brings considerable business and marketing experience to our Board. Krishna Persaud. Mr. Persaud has been a director of our Company since April 2013. He has also been, since April 2013, a director of our reinsurance subsidiary, Oxbridge Reinsurance Limited. Mr. Persaud is a founder and the President, since June 2002, of KPC Properties, LLC, a real estate investment firm, where he leverages his knowledge and experience to identify opportunities to add value to real properties in the state of Florida. He implements a strategy of acquiring, adding value, and relinquishing or holding the improved asset. He has demonstrated consistent success in implementing his strategy in real estate investments. Since June 2002, Mr. Persaud has been an asset manager, demonstrating the ability to consistently exceed average market returns. From May 2007 to May 2011, Mr. Persaud was a director of HCI Group, Inc., a publicly traded holding company owning subsidiaries primarily engaged in the property and casualty insurance business. Mr. Persaud received an award from the Tampa Bay INDOUS Chamber of Commerce as one of the most successful businessmen of the year in Tampa. Previously, he spent ten years working with several consulting firms and municipalities providing design and construction management services for a wide variety of building systems and public works projects. Mr. Persaud earned his Bachelor of Science degree in Mechanical Engineering and a Master’s Degree in Civil Engineering from City College of City University of New York. He holds licenses as a Professional Engineer in the States of Florida, New York and California.

Mr. Persaud brings considerable investment experience to our Board.

Ray Cabillot. Mr. Cabillot has been a director of our Company since April 2013. He has also been, since April 2013, a director of our reinsurance subsidiary, Oxbridge Reinsurance Limited. Since 1998, Mr. Cabillot has served as Chief Executive Officer and director of Farnam Street Capital, Inc., the General Partner of Farnam Street Partners L.P., a private investment partnership. Prior to his service at Farnam Street Capital, Mr. Cabillot was a Senior Research Analyst at Piper Jaffrey, Inc., an investment bank and asset management firm, from 1989 to 1997. Early in his career, Mr. Cabillot worked for Prudential Capital Corporation as an Associate Investment Manager and as an Investment Manager. Mr. Cabillot is currently a director for Pro-Dex, Inc. (PDEX) and several private companies and, from 2006 to 2010, served as director and Chairman of the board for O.I. Corporation (OICO). Mr. Cabillot earned his BA in economics from St. Olaf College and an MBA from the University of Minnesota. He is a Chartered Financial analyst (CFA).

Mr. Cabillot brings considerable investment experience to our Board.

Allan Martin. Mr. Martin has been a director of our Company since April 2013. From October 2009 to present, Mr. Martin has been CEO of Atlantic Merchant Capital Investors (“Atlantic”), a private equity firm based in Tampa, Florida. Prior to that, from June 2005 to September 2009, Mr. Martin was CEO of Mortgage Contracting Services of Tampa, Florida (“MCS”). MCS is a national mortgage field services company. From January 2010 to present, Mr. Martin has been a director of Florida Capital Group and its subsidiary, Florida Capital Bank. He also serves as the bank’s audit chair. Mr. Martin has been a director of Moffitt Medical Group since March 2013 and is currently Vice Chairman. He also serves as an officer and director of several additional portfolio companies of Atlantic. Mr. Martin is currently a trustee of Jesuit High School of Tampa, a director of the Raphael Foundation, and chairman of the Martin Family Foundation.

Mr. Martin brings substantial operating, investment and corporate governance experience to our Board.

Mayur Patel, M.D. Dr. Mayur Patel has been a director of our Company since October 2013. Since 1997, he has been a founding partner and a practicing physician with American Radiology Services (“ARS”) based in Baltimore, Maryland. In addition to practicing Radiology at three hospitals and several free standing imaging centers, Dr. Patel plays an active role in the administrative and financial functions of the group. He is an elected member of the board of directors of American Radiology Associates and in addition serves as the chairman of the finance committee. He is also a member of the Retirement, Quality Assurance and Operations committees. He has published many peer reviewed articles and also co-authored a book chapter in the field of Radiology. He has also lectured extensively both as a invited guest speaker and also at national meetings in the field of Radiology and Molecular Imaging. He has held academic appointments as an Assistant Professor of Radiology at University of Vermont, School of Medicine (1989-1992) and at University of Maryland, School of Medicine (1989-2000). As a principal of ARS, he participated in the group’s corporate affiliation in the capital markets with Advent International (a global private equity group) and with CML Healthcare (a Canadian based medical diagnostics service provider). Dr. Patel is a double board certified physician and a diplomat of the American Board of Radiology and American Board of Nuclear Medicine. Outside of medicine, Dr. Patel has 20 years of experience in investing in the public markets as well as in private equity offerings. Dr. Patel is the brother-in-law of Paresh Patel.

Dr. Patel brings considerable investment experience to our Board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS

VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

PROPOSAL TWO

RATIFICATION OF THE COMPANY’S AUDITORS

Upon recommendation of the Audit Committee of the Company, our Board proposes that the shareholders ratify the appointment of Hacker, Johnson & Smith, P.A. (“Hacker Johnson”) to serve as the independent auditors of the Company for the fiscal year ending December 31, 2015. Hacker Johnson served as the independent auditors of the Company for the fiscal years ended December 31, 2014 and 2013.

Although ratification is not required by law, our Board believes that shareholders should be given the opportunity to express their views on the subject. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and its shareholders.

A representative of Hacker Johnson will attend the Meeting telephonically and will be available to respond to questions and may make a statement if he or she so desires.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF HACKER

JOHNSON AS THE COMPANY’S AUDITOR.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Board Leadership Structure and Risk Oversight

Since the Company’s formation in 2013, the Company has bifurcated the positions of Chairman of the Board and Chief Executive Officer. Paresh Patel has served as Chairman of the Board since April 2013, and Sanjay Madhu has served as Chief Executive Officer of the Company since April 2013.

We believe it is the Chairman of the Board’s responsibility to run the Board, and the Chief Executive Officer’s responsibility to run the Company. We believe at this stage in the Company’s development that it is beneficial to have a Chairman of the Board who can concentrate on leading the Board and not have to be involved in the day-to-day operations of the Company. Likewise, by having two different individuals serve as Chairman of the Board and Chief Executive Officer, our Chief Executive Officer is able to focus the vast amount of his time and energy in running the Company and furthering its operational business strategy.

We have four independent directors and two non-independent directors. We believe that the number of independent, experienced directors on our Board provides the necessary and appropriate oversight for our Company.

Management is primarily responsible for assessing and managing the Company’s exposure to risk. While risk assessment is management’s duty, the Audit Committee is responsible for discussing certain guidelines and policies with management that govern the process by which risk assessment and control is handled. The Audit Committee also reviews steps that management has taken to monitor the Company’s risk exposure. In addition, the Underwriting Committee approves and reviews our underwriting policies and guidelines, oversees our underwriting process and procedures, monitors our underwriting performance and oversees our underwriting risk management exposure. Management focuses on the risks facing the Company, while the Audit Committee and the Underwriting Committee focus on the Company’s general risk management strategies and oversee risks undertaken by the Company. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our Board leadership structure supports this approach.

Board Committees and Meetings

Our Board of Directors has five committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, an Underwriting Committee and an Investment Committee. Each committee, except for the Investment Committee, has a written charter. The table below provides current membership information for each of the committees.

	Audit Committee		Compensation Committee		Corporate Governance Committee		Underwriting Committee		Investment Committee

Sanjay Madhu							X		X

Krishna Persaud			X	*	X				X

Ray Cabillot	X	*			X		X		X	*

Allan Martin	X		X		X	*

Mayur Patel, M.D.	X		X				X	*

# of meetings held in 2014	3		1		1		2		3

*	Committee Chairperson

Our Board of Directors held six meetings in 2014. Each of our directors attended at least 75% of the meetings of the Board of Directors and meetings held by committees of the board on which each director served in 2014. It is our policy that directors are expected to attend the Annual General Meeting of Shareholders in the absence of a scheduling conflict or other valid reason. All of our directors attended our 2014 Annual General Meeting of Shareholders.

The Company’s Nominating and Corporate Governance Committee and the Board have reviewed the responses of director nominees and directors to a questionnaire asking about their relationships (and those of immediate family members) with the Company and other potential conflicts of interest, and have considered the relationships described in the section of this Proxy Statement entitled “Certain Relationships and Related-Party Transactions” in determining their independence.

The Board has determined that (1) Paresh Patel and Sanjay Madhu do not qualify as independent directors under the applicable rules of The Nasdaq Stock Market and the Securities and Exchange Commission (“SEC”) and (2) Krishna Persaud, Ray Cabillot, Allan Martin, and Mayur Patel qualify as independent directors under the applicable rules of The Nasdaq Stock Market and the SEC.

The Board has also determined that all of the current members of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee qualify as independent directors under the applicable rules of The Nasdaq Stock Market. However, during the fiscal year ended December 31, 2014 and until March 16, 2015, one of the members of our Compensation Committee, Paresh Patel, was not an independent director. We had relied on Nasdaq Marketplace Rule 5615(b)(1), a “phase-in” rule for companies following their initial public offerings, in appointing Paresh Patel to our Compensation Committee. On March 16, 2015, our Board appointed Allan Martin, an independent director, to replace Paresh Patel on our Compensation Committee.

Below is a description of each committee of our Board of Directors.

Audit Committee

Our Audit Committee consists of three members – Ray Cabillot, Allan Martin and Mayur Patel. Each of these individuals meets all independence requirements for Audit Committee members set forth in applicable SEC rules and regulations and the applicable rules of The Nasdaq Stock Market. Ray Cabillot serves as Chairman of our Audit Committee and qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations established by the SEC.

The Audit Committee has general responsibility for the oversight of our accounting, reporting and financial control practices. The Audit Committee is governed by a written charter approved by our Board, which outlines its primary duties and responsibilities and which can be found on our website at www.oxbridgere.com.

The Audit Committee held 3 meetings in 2014.

Compensation Committee

Our Compensation Committee currently consists of three members – Krishna Persaud, Mayur Patel and Allan Martin. Krishna Persaud serves as Chairman of our Compensation Committee. All of the current members of our Compensation Committee qualify as independent directors under the applicable rules of The Nasdaq Stock Market.

The purpose of our Compensation Committee is to discharge the responsibilities of our Board relating to compensation of our Chief Executive Officer and to make recommendations to our Board relating to the compensation of our other executive officers. Our Compensation Committee, among other things, assists our Board in ensuring that a proper system of compensation is in place to provide performance-oriented incentives to management. Our Compensation Committee has the authority to delegate its responsibilities to a subcommittee or to officers of the Company to the extent permitted by applicable law and the compensation plans of the Company if it determines that such delegation would be in the best interest of the Company. Our Compensation Committee may engage a compensation consultant, however, it did not engage a compensation consultant with respect to executive or director compensation for 2014.

The Compensation Committee is governed by a written charter approved by our Board, which outlines its primary duties and responsibilities and which can be found on our website at www.oxbridgere.com.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is composed of three members – Ray Cabillot, Allan Martin, and Krishna Persaud. Allan Martin serves as the Chairman of our Nominating and Corporate Governance Committee. All of the members of our Nominating and Corporate Governance Committee qualify as independent directors under the applicable rules of The Nasdaq Stock Market.

The Nominating and Corporate Governance Committee makes recommendations to our Board as to nominations for our Board and committee members, as well as with respect to structural, governance and procedural matters. The Nominating and Corporate Governance Committee also reviews the performance of our Board and the Company’s succession planning. The Nominating and Corporate Governance Committee is governed by a written charter approved by our Board, which outlines its primary duties and responsibilities and which can be found on our website at www.oxbridgere.com.

The Nominating and Corporate Governance Committee is responsible for reviewing the criteria for the selection of new directors to serve on the Board and reviewing and making recommendations regarding the composition and size of the Board. When our Board decides to seek a new member, whether to fill a vacancy or otherwise, the Nominating and Corporate Governance Committee will consider recommendations from other directors, management and others, including shareholders. In general, the Nominating and Corporate Governance Committee looks for directors possessing superior business judgment and integrity who have distinguished themselves in their chosen fields and who have knowledge or experience in the areas of insurance, reinsurance, financial services or other aspects of the Company’s business, operations or activities. In selecting director candidates, the Nominating and Corporate Governance Committee also considers the interplay of the candidate’s experience with the experience of the other Board members.

The Nominating and Corporate Governance Committee will consider, for director nominees, persons recommended by shareholders, who may submit recommendations to the Nominating and Corporate Governance Committee in care of the Company’s Secretary, at Strathvale House, 2nd Floor, 90 North Church Street, P.O. Box 469, Grand Cayman, KY1-9006, Cayman Islands. To be considered by the Nominating and Corporate Governance Committee, such recommendations must be accompanied by a description of the qualifications of the proposed candidate and a written statement from the proposed candidate that he or she is willing to be nominated and desires to serve if elected. Nominees for director who are recommended by shareholders to the Nominating and Corporate Governance Committee will be evaluated in the same manner as any other nominee for director.

Underwriting Committee

The Underwriting Committee, among other things, approves and reviews our underwriting policies and guidelines, oversees our underwriting process and procedures, monitors our underwriting performance and oversees our underwriting risk management exposure. The Underwriting Committee is governed by a written charter approved by our Board, which outlines its primary duties and responsibilities and which can be found on our website at www.oxbridgere.com.

Investment Committee

The Investment Committee, among other things, approves and reviews any changes to our investment guidelines, and monitors investment performance and market, credit and interest rate exposure as a result of opportunistic investment decisions undertaken by management. The Investment Committee is governed by investment guidelines that have been approved by our Board. There is no written charter for the Investment Committee.

EXECUTIVE OFFICERS

Name	Age	Position	Position Since
Sanjay Madhu*	48	Chief Executive Officer, President, and Director (Principal Executive Officer)	2013

Wrendon Timothy	35	Financial Controller and Secretary (Principal Financial and Accounting Officer)	2013

*	See biography above under “—Director Nominees.”

Wrendon Timothy. Wrendon Timothy has served as our Financial Controller and Secretary since August 1, 2013. Mr. Timothy has over 11 years of professional experience in the financial services industry. Prior to joining our company, Mr. Timothy served as an Audit Manager at PricewaterhouseCoopers Chartered Accountants in the Cayman Islands from 2007 to 2013. From September 2005 through August 2007, Mr. Timothy served as a Senior Accountant at KPMG Chartered Accountants in Trinidad and Tobago. Mr. Timothy is a Fellow of the Association of Chartered Certified Accountants and also holds a Master of Business Administration, with Distinction, from Heriott Watt University. Mr. Timothy is also a member of the Cayman Islands Society of Professional Accountants. Mr. Timothy brings considerable finance, accounting and management experience to our Company.

DIRECTOR COMPENSATION

All directors, other than Mr. Madhu, receive compensation from us for their services as directors. Under the Articles, our directors may receive compensation for their services as may be determined by our Board. From August 19, 2013 until August 9, 2014, each of our non-employee directors received an annual director fee of $20,000, payable in quarterly installments of $5,000, for service as a director. This amount was increased to $40,000, effective August 9, 2014.

The following table summarizes the compensation of our non-employee directors for 2014.

Name	Fees Earned or Paid in Cash	Total
Paresh Patel	$27,850	$27,850

Krishna Persaud	$27,850	$27,850

Ray Cabillot	$27,850	$27,850

Allan Martin	$27,850	$27,850

Mayur Patel, M.D.	$27,850	$27,850

SHAREHOLDER COMMUNICATION

Our Board has adopted a policy for handling shareholder communications to directors. Shareholders may send written communications to our Board or any one or more of the individual directors by mail, c/o Secretary, Oxbridge Re Holdings Limited, Strathvale House, 2nd Floor, 90 North Church Street, P.O. Box 469, Grand Cayman, KY1-9006, Cayman Islands. There is no screening process, other than to confirm that the sender is a shareholder and to filter inappropriate materials and unsolicited materials of a marketing or publication nature. All shareholder communications that are received by the Secretary of the Company for the attention of a director or directors are forwarded to such director or directors.

EXECUTIVE COMPENSATION

The following table summarizes the compensation of our Named Executive Officers, or NEOs, in 2014 and 2013. As described below, we have employment agreements with each of our NEOs. Neither of our NEOs had outstanding equity awards as of December 31, 2014.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation (1)	Total
Sanjay Madhu	2014	$200,000	$60,000	—	—	—	—	$9,214	$269,214
President and Chief Executive Officer	2013	$91,667	$9,100	—	—	—	—	$3,053	$103,820

Wrendon Timothy	2014	$92,128	$30,000	—	—	—	—	$9,214	$131,342
Financial Controller and Corporate Secretary	2013	$33,500	$800	—	—	—	—	$2,903	$37,203

(1)	The amounts shown in this column include amounts contributed to our defined contribution pension plan and medical premiums on behalf of each of Messrs. Madhu and Timothy.

Employment Agreements

Sanjay Madhu

On July 18, 2013, we entered into an executive employment agreement with Sanjay Madhu, our Chief Executive Officer and President. Under the terms of this agreement, Mr. Madhu’s employment commenced on July 18, 2013 and will continue for three years unless terminated earlier. Following this initial three year term, the agreement will automatically renew for additional one year terms unless either party chooses not to renew.

The executive employment agreement entitles Mr. Madhu to receive: (1) an annual base salary of $220,000, (2) any additional compensation granted by our Board (or a committee thereof), and (3) medical, dental, life, disability and retirement benefits.

If Mr. Madhu’s employment is terminated by us for good cause or if Mr. Madhu terminates his employment with us, he will be entitled to: (1) his accrued base salary and accrued vacation pay and other paid time off, in each case through his date of termination, and (2) reimbursement for expenses accrued through his date of termination.

If Mr. Madhu’s employment is terminated by us without good cause, he will be entitled to: (1) his accrued base salary and accrued vacation pay and other paid time off, in each case through the date of termination, (2) reimbursement for expenses accrued through his date of termination, and (3) the amount of base salary that would have been payable through the term of the agreement (excluding future automatic renewals) if his employment had not been terminated. If such termination is within three years following a change of control, Mr. Madhu will be entitled to receive, in lieu of the amount described in clause (3) directly above, an amount equal to 2.9 times the total amount of his annual base salary. If Mr. Madhu’s employment is terminated due to his death or incapacity, it will be deemed to be a termination without good cause.

Mr. Madhu’s executive employment agreement also contains non-compete and non-solicitation provisions.

Wrendon Timothy

Wrendon Timothy is our Financial Controller and Secretary, and his employment with us commenced on August 1, 2013. The terms of his employment, as provided in an employment letter agreement between us and Mr. Timothy, will continue until July 31, 2015 and may be extended by mutual consent.

Under the agreed upon terms of employment, Mr. Timothy is entitled to receive a basic gross salary of $110,000 per year, payable monthly. His salary will be reviewed annually and may be adjusted at our discretion. We will also pay the monthly premiums for Mr. Timothy’s medical, dental and vision insurance, and match Mr. Timothy’s contributions to his pension plan. Finally, Mr. Timothy will be eligible to receive a discretionary bonus which will be based on our financial performance and Mr. Timothy’s personal performance.

We may terminate Mr. Timothy’s employment without notice in the event of serious or persistent misconduct or breach of the agreed upon terms of Mr. Timothy’s employment or for cause. In other circumstances, the party that wishes to terminate Mr. Timothy’s employment must provide 60 days’ prior written notice.

Outstanding Equity Awards at Fiscal Year-End

There were no outstanding equity awards for either of our NEOs as of December 31, 2014.

AUDIT COMMITTEE REPORT

The primary purpose of the Audit Committee is to assist the Board in fulfilling its responsibilities relating to the general oversight of the Company’s financial reporting process. The Audit Committee conducts its oversight activities for the Company in accordance with the duties and responsibilities outlined in the Audit Committee charter.

The Company’s management is responsible for the preparation, consistency, integrity and fair presentation of the financial statements, accounting and financial reporting principles, systems of internal control and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Company’s independent registered public accounting firm, Hacker Johnson, is responsible for performing an independent audit of the Company’s financial statements.

The Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2014 with management.

2.	The Audit Committee has discussed with Hacker Johnson, the Company’s independent auditors for the year ended December 31, 2014, the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16, Communications with Audit Committees.

3.	The Audit Committee has received the written disclosures and the letter from Hacker Johnson required by applicable requirements of the PCAOB regarding Hacker Johnson’s communications with the Audit Committee concerning independence, and has discussed with Hacker Johnson its independence.

4.	Based upon the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC.

THE AUDIT COMMITTEE

Raymond Cabillot, Chairman

Mayur Patel

Allan Martin

INDEPENDENT PUBLIC ACCOUNTANT FEES AND SERVICES

The following table sets forth the aggregate fees for services related to the year ended December 31, 2014 and the period from April 4, 2013 (our date of incorporation) to December 31, 2013 as provided by Hacker Johnson, our principal accountant:

	2014	2013
Audit Fees (a)	$50,000	$30,000
All Other Fees (b)	23,500	—

Total	$73,500	$30,000

(a)	Audit Fees represent fees billed for professional services rendered for the audit of our annual financial statements and review of our quarterly financial statements included in our quarterly reports on Form 10-Q.
(b)	All Other Fees represent fees billed for services provided to us not otherwise included in the categories above, primarily fees related to the review of our registration statement in connection with our initial public offering.

No fees were billed by Hacker Johnson prior to the year ended December 31, 2013 as our Company was organized in April 2013.

Audit Committee’s Pre-Approval Policies and Procedures

Our Audit Committee charter includes our policy regarding the approval of audit and non-audit services performed by our independent auditors. The Audit Committee is responsible for retaining the independent auditors and evaluating the independent auditors’ qualifications, performance and independence. The Audit Committee pre-approves all auditing services, internal control-related services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent auditors, subject to such exceptions for non-audit services as permitted by applicable laws and regulations. The Audit Committee may delegate this authority to a subcommittee consisting of one or more Audit Committee members, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals are presented to the full Audit Committee at its next meeting. Our Board approved all professional services provided to us by Hacker Johnson during 2014 and 2013.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our ordinary shares as of June 30, 2015 by:

•	each person who is known by us to beneficially own more than 5% of our outstanding ordinary shares,

•	each of our directors, director nominees and NEOs, and

•	all directors and executive officers as a group.

The percentages of ordinary shares beneficially owned are based on the 6,060,000 ordinary shares outstanding as of June 30, 2015. Information with respect to beneficial ownership has been furnished by each director, executive officer and beneficial owner of more than 5% of our ordinary shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to the securities. In computing the number of ordinary shares beneficially owned by a person listed below and the percentage ownership of such person, ordinary shares underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of June 30, 2015 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all ordinary shares shown as beneficially owned by them. Unless otherwise indicated in the footnotes, the address for each principal shareholder is in care of Oxbridge Re Holdings Limited, at Strathvale House, 2nd Floor, 90 North Church Street, P.O. Box 469, Grand Cayman, KY1-9006, Cayman Islands.

	Beneficially Owned At June 30, 2015
Name of Beneficial Owners	Number of Ordinary Shares		Percent
5% Shareholders:

Blake Casper	585,236	(1)	9.28%

Named Executive Officers and Directors:

Paresh Patel	864,000	(2)	13.13%

Sanjay Madhu	712,000	(3)	10.93%

Krishna Persaud	638,000	(4)	9.91%

Mayur Patel	352,000	(5)	5.63%

Allan Martin	828,998	(6)	12.75%

Ray Cabillot	1,139,836	(7)	17.26%

Wrendon Timothy	30,500	(8)	*

All Executive Officers and Directors as a Group (7 persons)	4,505,348		50.98%

*	Represents less than 1% of the outstanding ordinary shares.
(1)	Includes 336,236 ordinary shares held by Moksha Capital Partners Re (C) Ltd., and 249,000 ordinary shares issuable upon the exercise of warrants held by Moksha Capital Partners Re (C) Ltd. that are currently exercisable. As of the date of this table, Blake Casper, an individual, has sole voting and investment power over these shares by virtue of being the majority member of Moksha Partners Reinsurance Entity, Inc., a Florida member-managed limited liability company that is the sole owner of Moksha Capital Partners Re (C) Ltd.

(2)	Includes 268,000 ordinary shares issuable upon the exercise of warrants held by Paresh Patel, individually, that are currently exercisable; 262,000 ordinary shares issuable upon the exercise of warrants held by Moksha Capital Partners Re (P) Ltd. that are currently exercisable; 130,000 ordinary shares held by Moksha Capital Partners Re (P) Ltd.; 17,000 ordinary shares held by Mr. Patel’s wife, Neha Patel; and 51,000 ordinary shares issuable upon the exercise of warrants held by Mr. Patel’s wife, Neha Patel, that are currently exercisable. As the sole manager of Dharma Partners, LLC, the owner of Moksha Capital Partners Re (P) Ltd., Mr. Patel has voting and investment power over the ordinary shares and warrants held by Moksha Capital Partners Re (P) Ltd.
(3)	Includes 82,500 ordinary shares held by Moksha Capital Partners Re (M) Ltd.; 66,000 ordinary shares held by Moksha Partners M, LLC.; 280,500 ordinary shares issuable upon the exercise of warrants held by Moksha Capital Partners Re (M) Ltd. that are currently exercisable; 68,000 ordinary shares held by Universal Finance & Investments, L.C.; 175,000 ordinary shares issuable upon the exercise of warrants held by Universal Finance & Investments, L.C. that are currently exercisable; and 40,000 ordinary shares held in Mr. Madhu’s name. As the sole manager of Moksha Partners M, LLC, the owner of Moksha Capital Partners Re (M) Ltd., Mr. Madhu has voting and investment power over the ordinary shares and warrants held by Moksha Capital Partners Re (M) Ltd. As the sole owner and manager of Universal Finance & Investments, L.C., Mr. Madhu has voting and investment power over the ordinary shares and warrants held by that entity.
(4)	Includes 35,000 ordinary shares held by Krishna Persaud and his wife, Sumentra Persaud, jointly; 105,000 ordinary shares issuable upon the exercise of warrants held by Krishna Persaud and his wife, Sumentra Persaud, jointly, that are currently exercisable; 166,000 ordinary shares held by Moksha Capital Partners Re (A) Ltd.; and 332,000 ordinary shares issuable upon the exercise of warrants held by Moksha Capital Partners Re (A) Ltd. that are currently exercisable. Mr. Persaud and his wife share voting and investment power over the shares and warrants held jointly in their names. As the sole manager of Moksha KPC Holding LLC, the owner of Moksha Capital Partners Re (A) Ltd., Mr. Persaud has voting and investment power over the ordinary shares and warrants held by Moksha Capital Partners Re (A) Ltd.
(5)	Includes 249,000 ordinary shares issuable upon the exercise of warrants that are currently exercisable. All of these shares are owned jointly by Dr. Patel and his wife, Ulupi M. Patel. Does not include shares in which Dr. Patel and Ulupi Patel may have an economic interest, but not voting or investment power, by reason of their 9.43% interest in Dharma Partners, LLC, which owns shares through Moksha Capital Partners, Re (P) Ltd., as described in footnote 2 above.
(6)	Includes 165,000 ordinary shares held by Allan Martin and his wife, Marie Martin, jointly; 175,998 ordinary shares issuable upon the exercise of warrants held by Allan Martin and his wife, Marie Martin, jointly, that are currently exercisable; 39,000 ordinary shares issuable upon the exercise of warrants held by A. S. Martin Children Trust that are currently exercisable; 39,000 ordinary shares held by A. S. Martin Children Trust; 39,000 ordinary shares issuable upon the exercise of warrants held by Martin Family Foundation that are currently exercisable; 39,000 ordinary shares held Martin Family Foundation; 83,000 ordinary shares held by Fleur de Lis Partners, LLLP; and 249,000 ordinary shares issuable upon the exercise of warrants held by Fleur de Lis Partners, LLLP that are currently exercisable. As the general partner of Fleur de Lis Partners, LLLP, Mr. Martin has voting and investment power over the ordinary shares and warrants held by that entity.
(7)	Includes 105,000 ordinary shares issuable upon the exercise of warrants held by Ray Cabillot, individually, that are currently exercisable; 35,000 ordinary shares held by Ray Cabillot, individually; 422,625 ordinary shares and 77,300 ordinary shares held by Farnam Street Capital for the benefit of and as the General Partner of Farnam Street Partners and FS Special Opportunities I Fund, respectively; and 422,625 ordinary shares and 77,300 ordinary shares issuable upon the exercise of warrants held by Farnam Street Capital for the benefit of and as the General Partner of Farnam Street Partners and FS Special Opportunities I Fund, respectively, that are currently exercisable. As the general partner of Farnam Street Capital, Mr. Cabillot has voting and investment power over the ordinary shares and warrants held by that entity.
(8)	Includes 7,500 ordinary shares issuable upon the exercise of warrants held by Mr. Timothy.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of Forms 3, 4, and 5 filed for the year ended December 31, 2014, we believe that all of our directors, officers, and 10% beneficial owners complied with all Section 16(a) filing requirements applicable to them. In addition, all such forms were timely filed.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Reinsurance Contracts with Related Parties

In June 2013, we entered into our initial reinsurance contracts, pursuant to which we received reinsurance premiums in the amount of $4,886,513. These initial reinsurance contracts were with Claddaugh Casualty Insurance Company, Ltd. (“Claddaugh”), a captive reinsurance company and a subsidiary of HCI Group, Inc., a Florida-based, publicly traded holding company.

Effective June 1, 2014, we entered into a reinsurance contract, pursuant to which we are entitled to receive gross reinsurance premiums in the amount of $1,350,000, with Homeowners Choice Property & Casualty Insurance Company (“HCPCI”), another subsidiary of HCI Group.

Mr. Madhu is a director of HCI Group and previously served as the President of its real estate division and as its Vice President of Investor Relations. Paresh Patel, the non-executive Chairman of our Board of Directors and a beneficial owner of more than 5% of our ordinary shares, is a founder of HCI Group and currently serves as its Chief Executive Officer and as the Chairman of its Board of Directors. Both Mr. Madhu and Mr. Patel are also shareholders of HCI Group. However, neither of Mr. Madhu nor Mr. Patel have any interest in the reinsurance contracts between Claddaugh and our Company or between HCPCI and our Company other than in their capacity as equity holders of both of HCI Group and our Company.

Private Placement

In May and June 2013, we sold an aggregate of $6,692,100 of investment units, with each investment unit consisting of one ordinary share and three warrants (each representing the right to purchase one additional ordinary share), to a group of accredited investors. The price of each investment unit was $6.00. As a result of our sale of such investment units, we issued 1,115,350 ordinary shares and 3,346,050 warrants to purchase 3,346,050 ordinary shares to such accredited investors. Of the 1,115,350 ordinary shares issued, an aggregate of 420,000 ordinary shares were issued to our current directors and executive officers and their immediate family members and affiliates. Of the 3,346,050 warrants issued, an aggregate of 1,260,000 warrants were issued to our current directors and executive officers and their immediate family members and affiliates.

Of the 420,000 ordinary shares and 1,260,000 warrants issued to our current directors and executive officers and their immediate family members and affiliates, 101,000 shares and 303,000 warrants were issued collectively to two companies owned or affiliated with Sanjay Madhu, our President and Chief Executive Officer (such companies being Universal Finance & Investments, L.C. and Moksha Capital Partners Re (M) Ltd.); an aggregate of 149,000 shares and 447,000 warrants were issued to our non-executive Chairman, Paresh Patel, and his wife and Moksha Capital Partners Re (P), Ltd., a company controlled by Mr. Patel; 118,000 shares and 354,000 warrants were issued to our director, Krishna Persaud, and his affiliate, Moksha Capital Partners Re (A) Ltd.; 35,000 shares and 105,000 warrants were issued to our director, Ray Cabillot; 83,000 shares and 249,000 warrants were issued to Fleur de Lis Partners, LLLP, an affiliate of our director, Allan Martin; and 83,000 shares and 249,000 warrants were issued to our director, Mayur Patel.

Relationships Involving E.W. “Ted” Blanch

In January 2014, we entered into an Underwriting Advisory Agreement with Resonant Consultants, Ltd., or Resonant, a company organized and owned by E.W. “Ted” Blanch, a former director of our Company. Mr. Blanch is also a senior partner with Advocate Reinsurance Partners LLC, a reinsurance broker. Advocate Reinsurance Partners is a reinsurance broker for HCI Group and Claddaugh and was paid a broker commission of $116,651 on one of the initial reinsurance contracts between our Company and Claddaugh. Such commission was paid from the premiums payable to us under the reinsurance contract, and we believe that this commission rate (10% of premiums) is a customary commission amount in the industry. We anticipate paying similar commissions to other brokers in the future on our reinsurance contracts. Resonant was paid a sum of $150,000 under the terms of the Underwriting Advisory Agreement. Such amounts were incurred through December 31, 2014, which is the date the contract expired. This contract has not been renewed.

Policies for Approval or Ratification of Transactions with Related Persons

Our policy for approval or ratification of transactions with related persons is for those transactions to be reviewed and approved by the Audit Committee. That policy is set forth in the Audit Committee Charter. Our practice is that such transactions are approved by a majority of disinterested directors. The policy sets forth no standards for approval. Directors apply their own individual judgment and discretion in deciding such matters.

OTHER MATTERS

Neither the Board nor management intends to bring before the Meeting any business other than the matters referred to in the Notice of Annual General Meeting of Shareholders and this Proxy Statement. If any other business should come properly before the Meeting, or any adjournment or postponement thereof, the proxy holders will vote on such matters at their discretion.

ADDITIONAL INFORMATION

Other Action at the Meeting

As of the date of this Proxy Statement, the Company has no knowledge of any business, other than as described herein and customary procedural matters, which will be presented for consideration at the Meeting. In the event any other business is properly presented at the Meeting, the persons named in the accompanying proxy may, but will not be obligated to, vote such proxy in accordance with their judgment on such business.

Shareholder Proposals for the Annual General Meeting of Shareholders in 2016

Pursuant to Rule 14a-8 of the Exchange Act, shareholder proposals must be received in writing by the Secretary of the Company no later than 120 days prior to the date of the Company’s proxy statement released to shareholders in connection with the Company’s previous year’s annual general meeting of shareholders and must comply with the requirements of Cayman Islands corporate law and the Articles in order to be considered for inclusion in the Company’s proxy statement and form of proxy relating to the annual general meeting of shareholders in 2016. Shareholder proposals received by March 18, 2016 would be considered timely for inclusion in the proxy statement relating to the 2016 annual general meeting of shareholders.

Any shareholder proposal for the annual general meeting of shareholders in 2016, which is submitted outside the processes of Rule 14a-8, shall be considered untimely unless received by the Secretary in writing no later than June 1, 2016.

Under our Articles, the Board shall call an extraordinary general meeting upon receipt of signed “Members’ requisition” by shareholders holding more than 66.66% in par value of the issued shares which as of that date carry the right to vote at an extraordinary general meeting of the Company. Such Members’ requisition must also contain the proposal to be considered at (i.e. objects of) the meeting and must be signed by the requisitionists and deposited at the registered office of the Company. If the Board does not, within twenty-one days from the date of the deposit of the Members’ requisition, duly proceed to convene an extraordinary general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all the requisitionists, may themselves convene an extraordinary general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty-one day period. Any extraordinary general meeting convened by the requisitionists shall be convened in the same manner as nearly possible as that in which extraordinary general meetings are convened by the Board.

Delivery of Documents to Shareholders Sharing an Address

Some companies, brokers, banks, and other holders of record may employ procedures, approved by the SEC, known as “householding.” Householding, which reduces costs associated with duplicate printings and mailings, means that we will send only one copy of our proxy materials to shareholders who share the same address. Shareholders sharing the same address will continue to receive separate proxy cards.

If you own ordinary shares and would like to receive additional copies of our proxy materials, you may submit a request to us by: (i) mailing a request in writing to our Secretary at Strathvale House, 2nd Floor, 90 North Church Street, P.O. Box 469, Grand Cayman, KY1-9006, Cayman Islands, or (ii) calling us at 1-345-749-7570, and we will promptly mail the requested copies to you. If you own ordinary shares in your own name and you want to receive separate copies of the proxy materials in the future, or if you receive multiple copies and want to receive only one copy, contact Broadridge Corporate Issuer Solutions at 1-877-830-4936. If you beneficially own ordinary shares and you want to receive separate copies of the proxy materials in the future, or if you receive multiple copies and want to receive only one copy, contact your bank, broker, or other holder of record.

Costs of Solicitation

The entire cost of this proxy solicitation will be borne by the Company, including expenses in connection with preparing, assembling, printing and mailing proxy solicitation materials. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies by telephone, facsimile, electronic communication, in person or via the Internet, although no compensation will be paid for such solicitation.

By Order of the Board of Directors,

Sanjay Madhu Chief Executive Officer July 16, 2015
Grand Cayman, Cayman Islands